Exhibit 99.1
For Immediate Release
INVESTOR CONTACT:

Elizabeth Boland:	617-673-8000

MEDIA CONTACT:
Ilene Serpa:	617-673-8000
BRIGHT HORIZONS FAMILY SOLUTIONS REPORTS
THIRD QUARTER 2007 FINANCIAL RESULTS
BOSTON, MA — (October 25, 2007) — Bright Horizons Family Solutions, Inc. (Nasdaq: BFAM) today announced financial results for the third quarter ended September 30, 2007.
Revenue for the third quarter of 2007 increased 10% to $189.5 million from $172.2 million for the same quarter last year. Net income for the third quarter of 2007 increased to $10.2 million from $9.9 million in the third quarter of 2006. Earnings per diluted share of $0.38 in the quarter ended September 30, 2007 increased from $0.37 per diluted share for the quarter ended September 30, 2006.
Revenue for the first nine months of 2007 increased 12% to $581.0 million from $516.6 million for the same period last year. Net income for the first nine months of 2007 increased to $33.9 million from $30.8 million in the first nine months of 2006. Earnings per diluted share of $1.26 for the nine months ended September 30, 2007 increased from $1.12 per diluted share for the nine months ended September 30, 2006.
During the third quarter, Bright Horizons added 13 new centers to its network, including an eleventh center for Citigroup and a second for Medtronic. The company also added new centers for American Eagle Outfitters, Trott & Trott, and the Southcentral Foundation Healthcare System, its first center in Alaska. In addition, the company opened Chestnut Hill Academy South Campus in Bellevue Washington, its ninth elementary school, along with new lease model consortium centers in Massachusetts, Florida and the D.C. area. The Company closed four centers in the US during the quarter and five smaller centers in Europe. As of the end of the quarter the Company operated 639 early care and education centers with the capacity to serve 71,000 children and families.
Bright Horizons Family Solutions will host an investor conference call today at 4:30 pm ET. The public and other interested parties are invited to listen to the conference call by dialing (913) 981-5554, conference ID # 7591543 and asking for the Bright Horizons Family Solutions conference call, moderated by Chief Executive Officer David Lissy. Replays of the entire call will be available through Friday, November 9, 2007 at (719) 457-0820, ID # 7591543. A webcast of the conference call will also be available through the Investor Relations section of the Company’s Web site, www.brighthorizons.com. A copy of this press release is available on the Web site.

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Bright Horizons Family Solutions is the world’s leading provider of employer-sponsored child care, early education and work/life consulting services, managing more than 600 early care and family centers in the United States, the United Kingdom, Ireland and Canada. Bright Horizons serves more than 700 clients, including more than 95 FORTUNE 500 companies and 75 of the “100 Best Companies” as recognized by Working Mother magazine. Bright Horizons is one of FORTUNE magazine’s “100 Best Companies to Work For.”
This press release contains forward-looking statements which involve a number of risks and uncertainties. Bright Horizons Family Solutions’ actual results may vary significantly from the results anticipated in these forward-looking statements as a result of certain factors. These include the ability of the Company to 1) execute contracts relating to new commitments, 2) enroll families in new as well as existing centers, and 3) open new centers and integrate acquisitions, as well as other factors that are discussed in detail in the Company’s filings with the Securities and Exchange Commission.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Three months ended
	9/30/2007		9/30/2006
Revenue	$189,530	100.0%	$172,199	100.0%
Cost of services	153,144	80.8%	138,888	80.7%

Gross profit	36,386	19.2%	33,311	19.3%
Selling, general and administrative expenses	17,368	9.2%	15,267	8.9%
Amortization	1,189	0.6%	857	0.4%

Income from operations	17,829	9.4%	17,187	10.0%
Net interest (expense) income	(198)	-0.1%	(157)	-0.1%

Income before income taxes	17,631	9.3%	17,030	9.9%
Income tax provision	(7,446)	-3.9%	(7,131)	-4.2%

Net income	$10,185	5.4%	$9,899	5.7%

Per share data:
Net income per share — basic	$0.39		$0.38

Weighted average number of common shares outstanding	26,061		26,008

Net income per share — diluted	$0.38		$0.37

Weighted average number of common and common equivalent shares	26,938		27,044

Supplemental Information:
Earnings before interest, taxes, depreciation and amortization (EBITDA)(a)	$23,755		$22,022
Reconciliation of net income to EBITDA:
Net income, as reported	$10,185		$9,899
Add back income tax provision	7,446		7,131
Less net interest expense (income)	198		157

Income from operations	17,829		17,187
Add back depreciation	4,737		3,978
Add back amortization	1,189		857

EBITDA	$23,755		$22,022
(a)	EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.

Bright Horizons Family Solutions
Selected Financial Information
(Unaudited)
(in thousands except per share data)

	Nine months ended
	9/30/2007		9/30/2006
Revenue	$581,001	100.0%	$516,570	100.0%
Cost of services	465,048	80.0%	415,062	80.3%

Gross profit	115,953	20.0%	101,508	19.7%
Selling, general and administrative expenses	53,253	9.2%	46,287	9.0%
Amortization	3,505	0.6%	2,218	0.4%

Income from operations	59,195	10.2%	53,003	10.3%
Net interest (expense) income	(666)	-0.1%	40	0.0%

Income before income taxes	58,529	10.1%	53,043	10.3%
Income tax provision	(24,585)	-4.3%	(22,279)	-4.3%

Net income	$33,944	5.8%	$30,764	6.0%

Per share data:
Net income per share — basic	$1.30		$1.16

Weighted average number of common shares outstanding	26,025		26,440

Net income per share — diluted	$1.26		$1.12

Weighted average number of common and common equivalent shares	26,922		27,513

Supplemental Information:
Earnings before interest, taxes, depreciation and amortization (EBITDA)(a)	$76,565		$66,498
Reconciliation of net income to EBITDA:
Net income, as reported	$33,944		$30,764
Add back income tax provision	24,585		22,279
Less net interest expense (income)	666		(40)

Income from operations	59,195		53,003
Add back depreciation	13,865		11,277
Add back amortization	3,505		2,218

EBITDA	$76,565		$66,498
(a)	EBITDA is used as a financial performance indicator within the child care industry and is presented for informational purposes only. EBITDA is not a financial measure under generally accepted accounting principles and may be subject to varying methods of calculation and may not be comparable to other similarly titled measures by other companies.